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                                                            Exhibit 5.1



                             [BRYAN CAVE LLP LETTERHEAD]




October 28, 1997


Board of Directors
Caring Products International, Inc.
200 First Avenue  West, Suite 200
Seattle, Washington 98119

To the Board of Directors of Caring Products International, Inc.:

     We have acted as special counsel for Caring Products International, Inc., a Delaware corporation (the "Company"), in connection with various legal matters relating to the filing of a Registration Statement on Form SB-2, No. 333-35239 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering the offering and sale of up to 2,000,000 units (the "Units"), each Unit consisting of one share (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), and one warrant to purchase one share of Common Stock (the "Warrants").

     In connection therewith, we have examined and relied as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Restated Certificate of Incorporation, the amendments thereto, and the Bylaws of the Company, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies.

     Based on the foregoing and in reliance thereon, we are of the opinion that the Units of the Company (including the Shares and Warrants comprising the Units), if sold in accordance with the terms set forth in the Registration Statement, the Representatives' Warrants and the Units issuable upon exercise of the Representatives' Warrants (including the Shares and the Warrants comprising such Units) will be duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock underlying the Warrants, including the shares of Common Stock issuable upon exercise of the Warrants underlying the Representatives'

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Board of Directors
Caring Products International, Inc.
October 28, 1997
Page 2


Warrants, will be duly authorized, validly issued, fully paid and non-assessable, when issued in accordance with the terms of the Warrants or the Representatives' Warrants, as the case may be.

     This opinion is not rendered with respect to any laws other than the laws of the United States of America, the general corporate laws of the State of Delaware and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Units (including the Shares and Warrants comprising the Units), the Units issuable upon exercise of the Representatives' Warrants and the Shares issuable upon exercise of the Warrants, including the Warrants underlying the Representatives' Warrants. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                   Very truly yours,

                                   /s/ Bryan Cave LLP

                                   BRYAN CAVE LLP